As filed with the Securities and Exchange Commission on January 10, 2025

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

reAlpha Tech Corp.

(Exact name of Registrant as specified in its charter)

Delaware	86-3425507
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6515 Longshore Loop, Suite 100

Dublin, OH 43017

(707) 732-5742

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Giri Devanur

Chief Executive Officer

reAlpha Tech Corp.

6515 Longshore Loop, Suite 100

Dublin, OH 43017

Tel.: (707) 732-5742

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

Nimish Patel, Esq.

Blake Baron, Esq.

Gabriel Miranda, Esq.

Mitchell Silberberg & Knupp LLP

437 Madison Avenue, 25th Floor

New York, NY 10022

(917) 546-7709

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

EXPLANATORY NOTE

This registration statement is being filed pursuant to General Instruction I.B.4. of Form S-3 to register the issuance of up to 2,400,000 shares of our common stock issuable upon the exercise of common warrants issued on November 24, 2023, in connection with a best-efforts public offering of our securities, with an exercise price of $5.00 per share, subject to adjustments set forth therein (the “Warrants”). This prospectus also covers up to 5,933,333 additional shares of common stock that may become issuable upon exercise of the Warrants as a result of the “full ratchet” anti-dilution protection contained therein, subject to our election to round up fractional shares to the next whole share, and any additional shares of common stock that may become issuable upon any other anti-dilution adjustment pursuant to the terms of the Warrants, including by reason of stock splits, recapitalizations and other similar transactions.

The information in this prospectus is not complete and may be changed. No securities may be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 10, 2025

PROSPECTUS

2,400,000 Shares of Common Stock Underlying Outstanding Warrants

This prospectus relates to the issuance of up to 2,400,000 shares of our common stock, $0.001 par value per share, issuable upon the exercise of our outstanding common warrants (the “Warrants”). The Warrants were initially issued on November 24, 2023 pursuant to a registration statement on Form S-11 (File No. 333-275604), preliminary prospectuses dated November 16, 2023 and November 17, 2023, and a prospectus dated November 21, 2023, relating to our best-efforts public offering of 1,600,000 units, with each unit consisting of one share of our common stock and one and a half Warrants to purchase one and a half shares of common stock.

The Warrants have an exercise price of $5.00 per share, subject to certain adjustments set forth therein. The Warrants became exercisable immediately upon issuance on November 24, 2023, and expire on November 24, 2028. The Warrant holders do not have the right to exercise any portion of the Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election by a holder prior to the issuance of any Warrants, 9.99%) of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon at least 61 days’ prior notice from the holder to us with respect to any increase in such percentage. See “Description of Securities – Warrants” for more information on the Warrants.

This prospectus also covers any additional shares of common stock that may become issuable upon any anti-dilution adjustment pursuant to the terms of the common warrants, including by reason of the “full ratchet” anti-dilution provision contained therein, stock splits, recapitalizations and other similar transactions. We will receive the proceeds from the exercise of the Warrants but not from any sale of the underlying shares of common stock.

Our common stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “AIRE.” The last sales price of our shares of common stock, as reported on Nasdaq on January 8, 2025, was $1.79 per share.

Investing in any of our securities involves a high degree of risk. Please read carefully the section entitled “Risk Factors” in this prospectus and the “Risk Factors” section contained in any applicable prospectus supplement and in the documents incorporated by reference in this prospectus before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                       , 2025.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. This prospectus relates to the offering of shares of common stock issuable upon the exercise of the outstanding Warrants. If information in this prospectus is inconsistent with the information incorporated by reference with an earlier date, you should rely on this prospectus. This prospectus and the documents incorporated by reference into this prospectus and any free writing prospectus we have authorized for use in connection with this offering include all material information relating to this offering. Before exercising any Warrants for shares of common stock covered by this prospectus, you should carefully read this prospectus, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We will not issue shares of common stock upon exercise of outstanding Warrants in any jurisdiction where offers or sales are not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on its cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus and the documents incorporated herein by reference, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

The representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless the context otherwise requires, references to “we,” “our,” “us” or the “Company” in this prospectus mean reAlpha Tech Corp. and its consolidated subsidiaries.

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus and documents incorporated by reference herein contain forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among others, those incorporated by reference under “Risk Factors” below.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or similar terms.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Our actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the risk factors incorporated by reference under the heading “Risk Factors” below and a variety of other factors, including, without limitation, statements about our future business operations and results, the market for our technologies, our strategy and competition, expected financial performance, our ability to keep pace with changing consumer preferences, the activities of our subsidiaries, our prospects for acquiring additional companies that align with our business strategy, the integration of recently acquired companies into our business and the timing of the introduction of our products and technologies, each of which could adversely affect our financial results, including cash flows. For all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We undertake no obligation to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed or incorporated by reference in this prospectus may not occur.

iii

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and in documents incorporated by reference. This summary is not complete and may not contain all the information you should consider before investing in our securities. You should read this entire prospectus and the documents incorporated by reference in this prospectus carefully, especially the risks of investing in our securities discussed under the heading “Risk factors,” and our financial statements and related notes incorporated by reference in this prospectus before making an investment decision. Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus and the documents incorporated by reference in this prospectus to the “Company,” “we,” “us” and “our” refer to reAlpha Tech Corp. and any and all of our subsidiaries.

Overview

We are a real estate technology company developing an end-to-end commission-free homebuying platform, which we have named reAlpha, previously called “Claire”. Utilizing the power of AI and an acquisition-led growth strategy, our goal is to offer a more affordable, streamlined experience for those on the journey to homeownership. reAlpha integrates AI-driven tools to offer tailored property recommendations, an intuitive visual interface, and included digital title and escrow services. The tagline: “No fees. Just keys. TM” reflects our dedication to eliminating traditional barriers and making homebuying more accessible and transparent.

reAlpha was announced on April 24, 2024, and it assists homebuyers with tasks such as mortgage pre-approval, booking tours, sending offer letters and completing property acquisitions. reAlpha also provides market insights, detailed property data, and uses large language models to answer queries and facilitate the homebuying process via a user-friendly, 24/7 web platform and IOS application. reAlpha’s capabilities are complemented and supported by reAlpha Realty, LLC, our in-house brokerage firm, on a no-obligation and commission free basis. Although reAlpha is currently only available for homebuyers in 20 counties in Florida, we intend to expand its capabilities nationwide by the end of 2026 depending on numerous factors, including, among other things, our ability to scale the platform, obtain additional data and successfully market the platform.

Due to current macroeconomic conditions, such as higher interest rates, inflation, and elevated property prices, our real estate acquisition operations have been halted. Instead, our current focus is being directed towards the continuous enhancement and refinement of reAlpha and our AI technologies for commercial use to generate technology-derived revenue. Further, as part of our growth strategy, we intend to continue identifying target companies that are complementary to our business, and we intend to generate revenue from integrating such acquisitions that we may complete from time to time into our business. To advance such strategy, during 2024 we announced the acquisitions of Naamche, Inc. and its Nepal counterpart entity Naamche, Inc. Pvt. Ltd., AiChat Pte. Ltd (“AiChat”), Hyperfast Title LLC (“Hyperfast”) and Debt Does Deals, LLC (d/b/a Be My Neighbor) (“Be My Neighbor”). These acquisitions have added revenue, additional potential sources of revenue, technology services, and additional capabilities to the reAlpha platform. For instance, following the acquisition of Be My Neighbor, we now have an in-house mortgage brokerage, which mortgage brokerage services are also directly offered through reAlpha. Be My Neighbor is licensed to operate in 27 U.S. states. Additionally, because of our acquisition of Hyperfast, we now can offer title, closing, and settlement services in 3 U.S. states. Following the integration of these companies into our business, consumers using reAlpha have access to these services directly in the platform, both through the web platform and IOS application.

We expect to continue seeking additional strategic acquisitions that we believe will add additional sources of potential revenue and services to homebuyers using reAlpha, including, but not limited to, home insurance, AI product companies, and real estate brokerages. Additionally, we have already acquired a mortgage brokerage and a title company, but we may consider further acquisitions in these verticals to add additional U.S. state licenses and potential revenue opportunities.

Before shifting our focus towards the development of our AI technologies, our operational model was asset-heavy and built on utilizing our proprietary AI powered technology tools for the acquisition of real estate, converting them into short-term rentals, and enabling individual investors to acquire fractional interests in these real estate properties, allowing such investors to receive distributions based on the property’s performance as a short-term rental. We may resume the complementary asset-heavy model from our rental business segment if the prevailing interest rates and other macroeconomic factors align more favorably with such business model. In the meantime, our growth strategy will encompass both organic and inorganic methods through commercialization of our AI technologies that are in varying stages of development and acquisitions of complementary businesses and technologies. In particular, we intend to acquire companies that we believe will complement our business model and accelerate our proposition to expand our technology offerings to customers by offering IT services, staffing and accounting services and others.

Our reportable segments consist of (i) technology services and (ii) rental business. Our technology services segment offers and develops AI based products and services to customers in the real estate industry. We are actively developing four operating technologies that are in varying stages of development: GENA, reAlpha BRAIN, reAlpha App and our main AI-powered platform, reAlpha. Our rental business segment, to the extent we resume operations, focuses on purchasing properties for syndication, which process is powered by this segment’s technologies and products.

Technology Services

We seek to differentiate ourselves from competitors primarily through the integration of AI into our technologies for the real estate industry. We expect that our technology services segment will benefit from the current exponential growth of the AI industry, and we believe that we are well-positioned to take advantage of these current trends due to our early adoption of AI for the development of our technologies.

Our current technology services segment technologies include: (i) reAlpha, (ii) reAlpha BRAIN; (iii) reAlpha HUMINT, (iv) GENA, (v) reAlpha App and (vi) AiChat’s conversational platform.

myAlphie was a previously developed technology included in our technology services segment that was sold on May 17, 2023, and it stopped contributing to our revenues as of such date, except for the revenue generated for the ongoing technical support we are providing to the buyer of myAlphie, Turnit.

Our revenue model revolves around our mortgage services, title services and services offered by our subsidiaries, such as AiChat. As we begin to acquire more companies in the homebuying transactions vertical, including, but not limited to, insurance and others that are complementary to our business, we expect to generate revenues by offering such services. We also expect that our reAlpha platform will drive additional customers to these acquired companies through users interacting and buying homes on reAlpha, which will expand their overall potential customer base. To the extent we resume operations of our short-term rental operations, we expect to receive fee-based revenues from customers that would utilize the reAlpha App for participating and investing in our Syndications (as defined below).

Rental Business

Our rental business segment operations are currently on hold due to current macroeconomic conditions, such as escalating interest rates, inflation, and elevated property prices. We anticipate resuming operations within this segment through the acquisition of properties and Syndications when the prevailing interest rates and other macroeconomic factors align more favorably with such business model.

To the extent we resume these operations, we plan to utilize our AI-powered technologies to analyze and acquire short-term rental properties that meet our internal investment criteria, or the “Investment Criteria,” which is analyzed and determined by our technologies, for syndication purposes, which short-term rental properties are referred to as “Target Properties.” Once the Target Properties are acquired, they are prepared for rent and listed on short-term rental sites, and, when warranted, disposed of for profits. We plan to make investing in our Target Properties available to investors via our subsidiary, Roost Enterprises, Inc. (“Rhove”). Rhove, along with Rhove Real Estate 1, LLC, reAlpha Acquisitions Churchill, LLC and future Syndication LLCs (the “Rhove SBU”), will create and manage limited liability companies (each, a “Syndication LLC”) to syndicate one or more of the Target Properties through exempt offerings. Once the Syndication LLCs are in place, Rhove will launch exempted offerings to sell membership interests in such properties to investors, through the purchase of membership interests in the Syndication LLCs, pursuant to Regulation A or Regulation D, each as promulgated under the Securities Act of 1933, as amended (the “Securities Act”) (each, a “Syndication”).  We refer to such investors as “Syndicate Members.” To further facilitate the investment process in the Syndication LLCs, our reAlpha App will work parallel with the Syndication process to allow investors to purchase membership interests in those properties and become Syndicate Members. We intend to generate revenue through our property Syndications on the reAlpha App to the extent we resume these operations.

Syndicate Members differ significantly to the holders of our common stock. Rights among Syndicate Members may also vary among each other depending on the specific terms and conditions agreed to in the offering documents pursuant to which the holder becomes a Syndicate Member. By becoming a Syndicate Member, the holder will not acquire any rights to the Company’s common stock and, therefore, will not be entitled to vote, receive a dividend or exercise any other rights of a stockholder of the Company. Likewise, acquiring shares of our common stock will not provide the stockholders the status of Syndicate Member. Both Syndicate Members and our stockholders will receive the same quarterly financial metric information of our listed properties through the reAlpha App and the reAlpha website, which will also be available to the general public without a login, concurrently with our condensed consolidated quarterly results, to the extent we resume these operations. Syndicate members that have access to the reAlpha App will only receive personalized financial information respective to their individual holdings in each of our Syndications. To date, we have not developed a secondary trading market for equity interests in our Syndication LLCs. While the potential establishment of such a market may be considered in the future, we have not made any decisions to develop a secondary trading market at this time.

In addition to managing the property operations, whether internally or through third-parties, we will also manage the financial performance of the asset, such as evaluating if the after-repair value or appreciated value of the property is higher than the purchase price, or whether the property is ready to generate the expected profitability. Once our business model is fully implemented, we expect that Syndicate Members will hold up to 100% ownership of the Syndication LLC, and we would generate revenue through fees from the reAlpha App.

Recent Developments

Cryptocurrency Investment Policy

On December 19, 2024, our board of directors approved a cryptocurrency investment policy and the adoption of certain cryptocurrencies as our primary treasury reserve assets. In accordance with our cryptocurrency investment policy, we intend to acquire cryptocurrencies in an amount not to exceed 25% of our cash and cash equivalents, if any, in excess of our estimated operating expenses for the 6-month period from the date of the proposed purchase, which estimated operating expenses include our allocation for acquisition expenses and estimated future current liabilities for such 6-month period, and to hold such cryptocurrencies we purchase as our primary treasury reserve assets until such time we deem it appropriate, subject to market conditions and our operating needs.

ATM Program

On December 19, 2024, we entered into an At the Market Sales Agreement (the “Sales Agreement”) with A.G.P./Alliance Global Partners (“A.G.P.”). In accordance with the terms of the Sales Agreement, we may offer and sell from time to time through A.G.P., acting as sales agent, shares of our common stock having an aggregate offering price of up to $14,275,000 (the “Placement Shares”). The Placement Shares will be issued pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-283284) filed with the Securities and Exchange Commission (the “SEC”) on November 15, 2024, and declared effective on November 26, 2024. We filed prospectus supplements dated December 19, 2024 and December 27, 2024, with the SEC in connection with the offer and sale of the Placement Shares.

Corporate History and Information

reAlpha Tech Corp., the former parent entity of the Company, was originally incorporated in Delaware on November 30, 2020. Then, in April 22, 2021, we incorporated the Company (f/k/a reAlpha Asset Management, Inc.), a subsidiary of our former parent company, in Delaware. Following the short-form merger done in accordance with Section 253 of Delaware General Corporate Law (“DGCL”) on March 21, 2023, reAlpha Tech Corp. merged with and into reAlpha Asset Management, Inc., with the Company surviving the merger, and subsequently the Company changed its name to reAlpha Tech Corp. This was a strategic move by us to consolidate both our technology capabilities and our real estate syndication business.

Our common stock began trading on Nasdaq under the symbol “AIRE” on October 23, 2023.

Our principal executive office is located at 6515 Longshore Loop, Suite 100, Dublin, OH 43017. Our phone number is (707) 732-5742. Our corporate website address is www.realpha.com. The information provided on or accessible through our website is not part of this prospectus supplement.

We are an “emerging growth company” and “smaller reporting company” as defined under U.S. federal securities laws and are subject to reduced public company reporting requirements.

THE OFFERING

Common stock being offered:	2,400,000 shares of our common stock issuable upon exercise of the Warrants. This prospectus also covers up to 5,933,333 additional shares of common stock that may become issuable upon exercise of the Warrants as a result of the “full ratchet” anti-dilution protection contained therein, subject to our election to round up fractional shares to the next whole share, and any additional shares of common stock that may become issuable upon any other anti-dilution adjustment pursuant to the terms of the Warrants, including by reason of stock splits, recapitalizations and other similar transactions.

Warrants:	The Warrants became exercisable upon issuance on November 24, 2023, expire five years from the date they first became exercisable and have an exercise price of $5.00 per share, subject to certain adjustments. For more information regarding the Warrants, you should carefully read the section titled “Description of Securities” beginning on page 9.

Common stock to be outstanding after this offering(1):	48,454,182 shares of common stock (assuming exercise of the Warrants in full and no anti-dilution adjustments to the Warrants).

Use of proceeds:	We will receive proceeds of approximately $12.0 million, assuming exercise of the Warrants in full. We intend to use the proceeds from this offering for working capital and general corporate purposes, which could include future acquisitions, capital expenditures, working capital, repayment of debt and cryptocurrency purchases in accordance with our cryptocurrency investment policy. See “Use of Proceeds” on page 7 for more information.

Risk factors:	Any investment in our common stock is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere in this prospectus, and the other information included in, or incorporate by reference into, this prospectus for a discussion of certain factors you should carefully consider before deciding to invest in shares of our common stock.

Nasdaq Capital Market symbol:	“AIRE.” There is no established public trading market for the Warrants, and we do not expect a market to develop. In addition, we do not intend to apply to list the Warrants on any national securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Warrants will be limited.

Transfer agent and warrant agent:	The transfer agent and registrar for our common stock is VStock Transfer, LLC (“VStock”). VStock also acts as the warrant agent for the Warrants.

(1)	The number of shares of common stock to be outstanding after this offering is based on 46,054,182 shares outstanding as of January 10, 2025, and excludes, as of such date:

●	3,697,961 shares of common stock available for future issuance under the Company’s 2022 Equity Incentive Plan (the “2022 Plan”);

●	up to 5,933,333 additional shares of common stock that may become issuable upon exercise of the Warrants as a result of the “full ratchet” anti-dilution protection contained within those Warrants, subject to our election to round up fractional shares to the next whole share, which would also result in a corresponding exercise price downward adjustment to the floor price of $1.44 per share. See “Description of Securities – Warrants – Adjustments” below for more information; and

●	1,700,884 shares of common stock issuable upon exercise of warrants dated October 23, 2023 at $371.90 per share (the “GEM Warrants”).

RISK FACTORS

Investing in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the specific risk factors described below and discussed in our transition report on Form 10-KT for the eight-months ended December 31, 2023, under the heading “Item 1A. Risk Factors,” any subsequent quarterly reports on Form 10-Q under the heading “Item 1A. Risk Factors,” as may be further amended, supplemented or superseded from time to time by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are incorporated by reference in this prospectus in their entirety, together with other information in this prospectus and the information and documents incorporated by reference in this prospectus. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information” and “Incorporation by Reference.” If any of these risks or uncertainties actually occur, our business, financial condition, and results of operations could be materially and adversely affected. In that case, the trading price of our securities could decline, and you might lose all or part of the value of your investment.

Risks Related to this Offering and our Common Stock

Our management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.

Our management will have broad discretion in the application of the net proceeds from this offering as a result of the exercise of the Warrants, if any, and our stockholders will not have the opportunity as part of their investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could harm our business. See “Use of Proceeds” on page 7 for a description of our proposed use of proceeds from this offering.

If you exercise certain Warrants, you will experience immediate and substantial dilution in the net tangible book value of your shares. In addition, we may issue additional equity or convertible debt securities in the future, which may result in additional dilution to investors.

The exercise price of the Warrants is substantially higher than the net tangible book value per share of our common stock as of September 30, 2024. If you hold any Warrants, and assuming that all 2,400,000 shares of common stock are issued in connection with the exercise of Warrants and that there are no anti-dilution adjustments to such Warrants, you will incur immediate dilution of approximately $4.82 per share. In addition, to the extent we need to raise additional capital in the future, and we issue additional shares of common stock or securities exercisable, convertible or exchangeable for our common stock, our then existing stockholders may experience dilution and the new securities may have rights senior to those of our common stock offered in this offering. See the section titled “Dilution” below for a more detailed illustration of the dilution you would incur if you exercise your Warrants.

There is no public market for the Warrants being offered by us in this offering.

There is no established public trading market for the Warrants, and we do not expect a market to develop. In addition, we do not intend to apply to list the Warrants on any national securities exchange or other nationally recognized trading system. Without an active market, the liquidity of the Warrants will be limited.

The Warrants may not have any value.

The Warrants became exercisable immediately upon issuance and will expire on the fifth anniversary of the issuance date. The Warrants have an exercise price per share equal to $5.00, subject to certain adjustments set forth therein. In the event that the market price of our common stock does not exceed the exercise price of the Warrants during the period when the Warrants are exercisable, or that the Warrants are not adjusted pursuant to its “full ratchet” anti-dilution provisions, the Warrants may not be exercised and may not have any value.

The Warrants contain “full ratchet” anti-dilution provisions, which may result in a greater number of common stock issued upon exercise of the Warrants than if the Warrants were exercised at the exercise price in effect at the time of this offering.

The Warrants contain “full ratchet” anti-dilution provisions. If in the future, while any of the Warrants are outstanding, we issue securities at an effective purchase price per common stock that is less than the applicable exercise price of the Warrants as then in effect, we will be required, subject to certain limitations and adjustments as provided in the Warrants, to further reduce the relevant exercise price, subject to a floor price of $1.44, which will result in a greater number of common stock being issuable upon the exercise of the Warrants, which in turn will have a greater dilutive effect on our stockholders. The potential for such additional issuances may depress the price of common stock regardless of our business performance and result in further dilution to then existing stockholders. We may find it more difficult to raise additional equity capital while any of the Warrants are outstanding.

The issuance of our common stock in this offering upon exercise of the Warrants, and any future sales of our common stock, or the perception that such sales could occur, may depress our stock price and our ability to raise funds in new stock offerings.

We may from time to time issue additional shares of common stock at a discount from the then-current trading price of our common stock. As a result, our stockholders would experience immediate dilution upon the purchase of any shares of our common stock sold at such discount. In addition, as opportunities present themselves, we may enter into financing or similar arrangements in the future, including the issuance of debt securities, preferred stock or common stock. Issuance of shares of our common stock in this offering upon exercise of the Warrants and sales of shares of our common stock in the public market following this offering, or the perception that such sales could occur, may lower the market price of our common stock and may make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable, or at all.

Holders of our Warrants will have no rights as a common stockholder until they acquire our common stock.

Until you acquire shares of our common stock upon exercise of your Warrants, you will have no rights with respect to our common stock. Upon exercise of your Warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

We may sell additional common stock or other securities that are convertible or exchangeable into common stock in subsequent offerings or may issue additional common stock or other securities to finance future acquisitions.

We cannot predict the size or nature of future sales or issuances of securities or the effect, if any, that such future sales and issuances will have on the market price of the common stock. Sales or issuances of substantial numbers of common stock or other securities that are convertible or exchangeable into common stock, or the perception that such sales or issuances could occur, may adversely affect prevailing market prices of the common stock. With any additional sale or issuance of common stock or other securities that are convertible or exchangeable into common stock, investors will suffer dilution to their voting power and economic interest in our Company. Furthermore, to the extent holders of any stock options or other convertible securities convert or exercise their securities and sell the common stock they receive, the trading price of the common stock may decrease due to the additional amount of common stock available in the market.

To the extent we may issue additional equity interests, our stockholders’ percentage ownership interest in our Company would be diluted. In addition, depending upon the terms and pricing of any additional offerings, the use of the proceeds and the value of our real estate investments, you may also experience dilution in the value of your shares and in the earnings and dividends per share.

USE OF PROCEEDS

If the Warrants are exercised in full, we will receive net proceeds of approximately $12.0 million. However, we do not know when, the price at which they may be exercised and if or the extent to which such Warrants may be exercised, and it is possible that no Warrants may be exercised, in which case we would not receive any proceeds from this offering.

We intend to use the net proceeds from this offering for working capital and general corporate purposes, which could include repayment of debt, future acquisitions and capital expenditures.

We entered into a note purchase agreement with Streeterville Capital, LLC, on August 14, 2024, pursuant to which we issued and sold a secured promissory note (the “Note”), which had a principal balance of $5,455,000 upon its issuance that is due on February 14, 2026. Interest under the Note accrues at a rate of 8% per annum, and as of the date of this prospectus supplement we have accrued $151,655 of interest. Under the terms of the Note, the lender may redeem up to $545,000 of the Note per month, commencing seven months after the date of issuance of the Note and at any time thereafter until the Note is paid in full, which redemptions are also subject to redemption premiums. Additionally, we can prepay all or any portion of the outstanding principal balance of the Note, provided, however, that if we elect to prepay the Note in part, we will be required to pay an amount in cash equal to 109% of the portion of the outstanding balance that we elect to prepay. The net proceeds from the Note have been primarily used for working capital needs, strategic acquisitions or acquisitions of businesses complementary to ours. To the extent needed, we may use net proceeds from this offering to repay, or prepay, a portion or all of the Note’s principal balance or accrued interest or redemption payments thereunder.

Pending application of the net proceeds as described above, we intend to invest the proceeds to us in cryptocurrencies in accordance with our cryptocurrency investment policy or hold as cash. We cannot predict whether the proceeds invested will yield a favorable, or any, return.

This represents our best estimate based on the current status of our business, but, other than as indicated, we have not reserved or allocated amounts for specific purposes and cannot specify with certainty how or when we will use any of the net proceeds. The actual amounts and timing of our expenditures will depend on various factors, and management will have broad discretion in applying the proceeds from this offering. See “Risks Related to this Offering and our Common Stock – Our management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.”

DILUTION

If you purchase shares of our common stock upon the exercise of your Warrant, you will experience immediate and substantial dilution to the extent of the difference between the exercise price per share and the pro forma net tangible book value per share of our common stock as of September 30, 2024, as adjusted to give effect to the exercise of all outstanding Warrants.

Our net tangible book value as of September 30, 2024, was $(3.29) million, or $(0.07) per share of common stock. We calculate tangible book value (deficit) per share by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding as of September 30, 2024. Dilution with respect to net tangible book value per share represents the difference between the Warrant exercise price per share paid by purchasers exercising Warrants and the net tangible book value per share of our common stock immediately after giving effect to the exercise of all outstanding Warrants.

After giving effect to the exercise of all outstanding Warrants, our as pro forma net tangible book value as of September 30, 2024, would have been approximately $8.7 million, or $0.18 per share of common stock. This represents an immediate increase in net tangible book value of $0.25 per share to existing stockholders.

Warrant exercise price per share		$5.00
Net tangible book value per share as of September 30, 2024	$(0.07)
Increase in net tangible book value per share attributable to the offering	0.25
Pro forma net tangible book value per share after giving effect to the exercise of all outstanding Warrants		0.18
Dilution in net tangible book value per share to investors exercising Warrants		$4.82

The above discussion and table are based on 45,570,967 shares of our common stock issued and outstanding as of September 30, 2024, except as described, and excludes, as of such date:

●	3,697,961 shares of common stock available for future issuance under the 2022 Plan;

●	up to 5,933,333 additional shares of common stock that may become issuable upon exercise of the Warrants as a result of the “full ratchet” anti-dilution protection contained within those Warrants, subject to our election to round up fractional shares to the next whole share, which would also result in a corresponding exercise price downward adjustment to the floor price of $1.44 per share. See “Description of Securities – Warrants – Adjustments” below for more information.

●	1,700,884 shares of common stock issuable upon exercise of the GEM Warrants at $371.90 per share.

To the extent that the GEM Warrants are exercised, or the number of shares underlying the Warrants is increased as a result of the “full ratchet” anti-dilution protection contained within such Warrants, you may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

DESCRIPTION OF SECURITIES

On November 21, 2023, we entered into a placement agency agreement with Maxim Group LLC (“Maxim”), pursuant to which we agreed to sell 1,600,000 units on a best-efforts basis at a price of $5.00 per unit for aggregate gross and net proceeds of $8.0 million and $7.16 million, respectively.  Each unit was comprised of one share and one and a half Warrant to purchase one and a half share of common stock, with each Warrant being exercisable for a five-year period to purchase an additional share at a price of $5.00, subject to adjustments specified therein. This prospectus relates to the shares of common stock underlying the Warrants issued in connection with this best-efforts public offering of our securities. The securities were issued on November 24, 2023, and were registered pursuant to a Form S-11 registration statement (File No. 333-275604).  Maxim was paid 7% of the gross proceeds from this offering and was also reimbursed $107,500 for its expenses.

Description of Capital Stock

General

The following description of our capital stock and provisions of our certificate of incorporation (as amended and restated, the “certificate of incorporation”) and bylaws (as amended and restated, the “bylaws”) is a summary only and not a complete description.

Our authorized capital stock currently consists of 200,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of “blank check” preferred stock, par value $0.001 per share.

As of the date of this prospectus, there were 46,054,182 shares of common stock outstanding and 0 shares of preferred stock outstanding. In addition, there were outstanding:

●	3,697,961 shares of common stock available for future issuance under the Company’s 2022 Equity Incentive Plan;

●	2,400,000 shares of common stock issuable upon exercise of the Warrants; and

●	1,700,884 shares of common stock issuable upon exercise of the GEM Warrants at $371.90 per share.

Common Stock

As of the date of this prospectus, 46,054,182 shares of our common stock were outstanding and held of record by 3,140 stockholders. The actual number of stockholders is significantly greater than this number of record stockholders and includes stockholders who are beneficial owners but whose shares are held in street name by brokers and other nominees. This number of stockholders of record also does not include stockholders whose shares may be held in trust by other entities.

Voting Rights. The holders of shares of our common stock are entitled to one vote for each share held on record on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, except in the case of any election of directors, which will be decided by a plurality of votes cast. There is no cumulative voting.

Dividends. We have never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends in the foreseeable future. The holders of our common stock are entitled to receive dividends as may be declared from time to time by our board of directors out of legally available funds. Any dividend declared by the board of directors must be equal, on a per share basis.

Liquidation Rights. In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of common stock are entitled to share in the net assets legally available for distribution to stockholders after the payment of our debts and other liabilities.

Preferred Stock

Our board of directors has the authority to issue undesignated shares of “blank check” preferred stock in one or more series and to fix the designation, relative powers, preferences and rights and qualifications, limitations or restrictions of all shares of each such series, including, without limitation, dividend rates, conversion rights, voting rights, redemption and sinking fund provisions, liquidation preferences and the number of shares constituting each such series, without any further vote or action by the stockholders. The issuance of additional preferred stock could decrease the amount of earnings and assets available for distribution to holders of our common stock or adversely affect the rights and powers, including voting rights, of the holders of our common stock and could, among other things, have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders. We have no present plans to issue any shares of preferred stock.

Description of Warrants

The following description of the material terms of our outstanding warrants is a summary only and not a complete description.

Warrants

On November 24, 2023, we issued the Warrants to purchase up to 2,400,000 shares of common stock pursuant to the terms and conditions of a placement agency agreement with Maxim and a securities purchase agreement with certain purchasers, as part of a best-efforts public offering of our securities.

Exercisability. The Warrants will be exercisable at any time after their original issuance and may be exercised until the five-year anniversary of the original issuance date. If a registration statement registering the issuance of the common stock underlying the Warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the Warrant. No fractional shares of common stock will be issued in connection with the exercise of a Warrant. As to any fraction of a share which a holder would otherwise be entitled to purchase upon exercise of the Warrants, we shall, at our election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price or round up to the next whole share.

Exercise Limitation. A holder will not have the right to exercise any portion of the Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election by a holder prior to the issuance of any Warrants, 9.99%) of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon at least 61 days’ prior notice from the holder to us with respect to any increase in such percentage.

Exercise Price. The exercise price for the Warrants, is $5.00 per share, subject to certain adjustments. The exercise price and number of shares of common stock issuable upon exercise will adjust in the event of certain share dividends and distributions, share splits, share combinations, reclassifications or similar events affecting our common stock.

Adjustments. The Warrants provide for adjustment of its exercise price of $5.00 per share and number of shares issuable pursuant to the Warrants if we, or any significant subsidiary thereof, as applicable, shall sell, enter into any agreement to sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any common stock or common stock equivalents, at an effective price per share that is less than the exercise price then in effect (such lower price, the “Base Share Price” and such issuances collectively, a “Dilutive Issuance”), subject to certain exceptions. In the event a Dilutive Issuance occurs, the exercise price shall be reduced to equal the Base Share Price and the number of shares issuable pursuant to the Warrants will increase such that the aggregate exercise price payable, after taking into account the decrease in the exercise price, will equal the aggregate exercise price prior to such adjustment, provided that the Base Share Price shall not be less than $1.44 (subject to adjustment for reverse and forward stock splits, recapitalizations and similar transactions).

Transferability. Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned without our consent.

Warrant Agent. The Warrants were issued in accordance with a warrant agency agreement between VStock, as warrant agent, and us. The Warrants are represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Exchange Listing. The Warrants are not listed on any stock exchange.

Rights as a Stockholder. Except as otherwise provided in the Warrants, or by virtue of such holder’s ownership of our common stock, the holder of a Warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the Warrant.

Fundamental Transactions. In the case of certain fundamental transactions affecting the Company, a holder of Warrants, upon exercise of such Warrants after such fundamental transaction, will have the right to receive, in lieu of shares of common stock, the same amount and kind of securities, cash or property that such holder would have been entitled to receive upon the occurrence of the fundamental transaction, had the Warrants been exercised immediately prior to such fundamental transaction. In lieu of such consideration, a holder of Warrants may instead elect to receive a cash payment based upon the Black-Scholes value of their Warrants.

Governing Law. The Warrants and the warrant agency agreement are governed by New York law.

GEM Warrants

The GEM Warrants (as defined above) were issued in connection with a Share Purchase Agreement between us and GEM Global Yield LLC SCS (“GEM Yield”) and GEM Yield Bahamas Limited (“GYBL,” and collectively, “GEM”), dated December 1, 2022 (the “GEM Agreement”). The GEM Warrants have an exercise price of $371.90 per share and contain weighted average anti-dilution provisions that provide that if the Company issues shares of common stock, or securities convertible into or exercisable or exchangeable for shares of common stock, subject to certain exceptions, at a price per share that is less than the then-current GEM Warrants exercise price, then then the exercise price of the GEM Warrants will be proportionally reduced by application of a formula provided for in the GEM Warrants that takes into account such new issuance price in light of the number of shares issued and to be issued. In addition to the foregoing adjustment, on the one-year anniversary of our Nasdaq listing, if all or any portion of the GEM Warrants remain unexercised and the average daily closing price of the common stock on Nasdaq over the 10-days preceding such anniversary is less than 90% of the then-current exercise price of the GEM Warrants (the “Baseline Price”), or less than $334.71 per share, then the exercise price of such remaining GEM Warrants will be adjusted to 110% of the Baseline Price. Due to an ongoing dispute with GYBL regarding the GEM Warrants, pursuant to which we have claimed that the GEM Warrants are void and subject to rescission under Section 29(b) of the Exchange Act, there is uncertainty about the enforceability of the GEM Warrants and its terms. If the dispute is not resolved through negotiations and the lawsuit is adversely determined against us, we may be required to adjust the GEM Warrants’ exercise price downward significantly. Additionally, given the ongoing dispute with GYBL, the exercise price of the GEM Warrants were not adjusted at its one-year anniversary pursuant to the GEM Warrant’s terms and, to the extent any shares of our common stock are sold at a price per share that is below the then-current exercise price of the GEM Warrants, we do not plan to adjust the exercise price of the GEM Warrants pending resolution of such dispute.

Antitakeover Effects of Provisions of our Certificate of Incorporation and Bylaws and of Delaware Law

Certain provisions of our certificate of incorporation and the DGCL could have an anti-takeover effect and could delay, discourage or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might otherwise result in a premium being paid over the market price of our common stock, some of which are summarized in the following paragraphs below. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile or abusive change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.

Stockholder Meetings

The certificate of incorporation provides that the annual meeting of stockholders will be held each year on the date and at the time and place, if any, set by our board of directors for the purpose of electing directors and for the transaction of such other business as may properly come before the meeting. The certificate of incorporation also provides that special meetings of our stockholders may be called at any time only by the board of directors, the chairman of the board of directors or our chief executive officer acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office, subject to the rights of holders of any series of preferred stock then outstanding

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of the board of directors, or (3) by a stockholder who is a stockholder of record at the record date set by our board of directors for the purpose of determining stockholders entitled to vote at the annual meeting, at the time of giving the advance notice required by our bylaws and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual nominated or on such other business and who has complied with the advance notice procedures of the bylaws. Stockholders generally must provide notice to our secretary not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders.

With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting may be made only (1) by or at the direction of the board of directors or (2) provided that the meeting has been called in accordance with our bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record at the record date set by our board of directors for the purpose of determining stockholders entitled to vote at the special meeting, at the time of giving the advance notice required by our bylaws and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual nominated and who has complied with the advance notice provisions of the bylaws. Stockholders generally must provide notice to our secretary not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by us.

Amendment to our Certificate of Incorporation and Bylaws

Except for those amendments permitted to be made without stockholder approval under the DGCL, our certificate of incorporation generally may be amended only if the amendment is approved by the affirmative vote of the holders of a majority of the stock entitled to vote; provided, however, that certain amendments may only be adopted by the affirmative vote of the holders of at least sixty-six and two thirds percent (66 2/3%) of the total voting power of all the then outstanding shares of the Company’s stock entitled to vote.

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws with the affirmative vote of a majority of the board of directors.

Section 203 of the DGCL

We have opted out of Section 203 of the DGCL under our certificate of incorporation. As a result, pursuant to our certificate of incorporation, we are prohibited from engaging in any business combination with any stockholder for a period of three years following the time that such stockholder (the “interested stockholder”) came to own at least 15% of our outstanding voting stock (the “acquisition”), except if:

●	our board of directors approved the acquisition prior to its consummation;

●	the interested stockholder owned at least 85% of the outstanding voting stock upon consummation of the acquisition; or

●	the acquisition is approved by our board of directors, and by the affirmative vote of at least two-thirds vote of the non-interested stockholders in a meeting.

The restrictions described above will apply subject to certain exceptions, including if a stockholder becomes an interested stockholder inadvertently and, as soon as practicable, divests itself of ownership of such shares so that the stockholder ceases to be an interest stockholder, and, within the three (3) year period, that stockholder has not become an interested stockholder but for such inadvertent acquisition of ownership. Generally, a “business combination” or “acquisition” includes any merger, consolidation, asset or stock sale or certain other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock.

Our certificate of incorporation provisions that elect to opt out of Section 203 of the DGCL may make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves the acquisition which results in the stockholder becoming an interested stockholder. This may also have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Exclusive Forum for Certain Lawsuits

Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee to us or to our stockholders, (iii) any action asserting a claim against us, our directors, officers or employees arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws or (iv) any action asserting a claim against use, our directors, officers or employees governed by the internal affairs doctrine.

Under our certificate of incorporation, this exclusive forum provision will not apply to claims which are vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery of the State of Delaware, for which the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, or for which the Court of Chancery determines there is an indispensable party not subject to its jurisdiction. For instance, the provision would not apply to actions arising under federal securities laws, including suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act, or the rules and regulations thereunder.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages to the corporation or its stockholders for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has breached such director’s duty of loyalty, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends, redemptions or repurchases or derived an improper benefit from his or her actions as a director.

The limitation of liability provision in our certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Market-Making, Stabilization and Other Transactions

There is currently no market for any of the offered securities, other than our common stock which is traded on Nasdaq.  If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors.  While it is possible that an underwriter could inform us that it intends to make a market in the offered securities, any such underwriter would not be obligated to do so, and any such market-making could be discontinued at any time without notice.  Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities.  We have no current plans for listing the preferred stock, warrants, units or subscription rights on any securities exchange or quotation system.  Any such listing with respect to our preferred stock, warrants, units or subscription rights will be described in the applicable prospectus supplement or other offering materials, as the case may be.

Transfer Agent

The transfer agent and registrar for our common stock is VStock Transfer, LLC.

PLAN OF DISTRIBUTION

The common stock referenced on the cover page of this prospectus will be offered solely by us and will be issued and sold upon the exercise of the Warrants described herein. For the holders of Warrants to exercise the Warrants, the shares issuable upon exercise must either be registered under the Securities Act or exempt from registration. If a registration statement registering the issuance of the shares of common stock underlying the Warrants under the Securities Act is not effective or available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the Warrant.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Mitchell Silberberg & Knupp LLP, New York, New York.

EXPERTS

The consolidated financial statements of reAlpha Tech Corp. and subsidiaries as of December 31, 2023, April 30, 2023, and April 30, 2022, have been included herein and in the registration statement of which this prospectus forms a part in reliance upon the report of GBQ Partners, LLC, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov. Our website is located at www.realpha.com. Through links on the “Investors” portion of our website, we make available free of charge all reports, any amendments to those reports and other information filed with, or furnished to, the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act. Such material is made available through our website as soon as reasonably practicable after we electronically file the information with, or furnish it to, the SEC. The information contained on or that can be accessed through our website does not constitute part of this prospectus, except for reports filed with the SEC that are specifically incorporated herein by reference.

We filed with the SEC a registration statement on Form S-11 (File No. 333-275604) under the Securities Act with respect to the securities offered hereby. This prospectus does not contain all of the information set forth in such registration statement or the exhibits filed therewith. For further information about us and the common stock offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete, please see the copy of the contract or document that has been filed for the complete contents of that contract or document. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The exhibits to the registration statement should be reviewed for the complete contents of these contracts and documents.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information that is either incorporated by reference, or contained in, this prospectus and will be considered a part of this prospectus from the date those documents are filed. We incorporate by reference the documents listed below:

●	our Transition Report on Form 10-KT for the transition period ended December 31, 2023, filed with the SEC on March 12, 2024;

●	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024 and September 30, 2024, filed with the SEC on April 19, 2024, August 14, 2024 and November 12, 2024, respectively;

●	our Current Reports on Form 8-K, filed with the SEC on February 1, 2024, February 8, 2024, March 12, 2024, April 19, 2024, May 6, 2024, July 12, 2024, July 15, 2024, July 17, 2024, July 29, 2024, August 15, 2024, August 15, 2024, August 19, 2024, August 20, 2024, August 21, 2024, September 9, 2024, September 30, 2024, October 11, 2024, October 30, 2024, November 12, 2024, November 21, 2024, December 16, 2024, December 19, 2024, December 19, 2024 and December 27, 2024;

●	our Definitive Proxy Statement on Schedule 14A filed with the SEC on October 30, 2024; and

●	the description of our capital stock set forth in our Registration Statement on Form 8-A, filed with the SEC on October 18, 2023, including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of filing the registration statement that includes this prospectus and prior to the filing of a post-effective amendment to the registration statement containing this prospectus, which indicates that all securities offered have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the respective dates of filing of such documents.  However, we are not incorporating by reference, in each case, any information or documents that are deemed to be furnished and not filed in accordance with SEC rules, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

reAlpha Tech Corp.

6515 Longshore Loop, Suite 100

Dublin, OH 43017
(707) 732-5742

Attention: Chief Operating Officer and President

We will not, however, send exhibits to these documents unless the exhibits are specifically incorporated by reference in those documents or deemed to be incorporated by reference in this prospectus. In addition, you may obtain a copy of these filings from the SEC as described above in the section entitled “Where You Can Find More Information.”

2,400,000 Shares of Common Stock Underlying Outstanding Warrants

PROSPECTUS

, 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses payable or paid by the registrant in connection with the securities being registered hereby.

SEC registration fee(1)		$1,837.20
FINRA filing fee(1)		3,500
Accounting fees and expenses		*
Transfer agent fees and expenses		*
Miscellaneous fees and expenses		*
Total	$	*

(1)	Previously paid in connection with the registration statement on Form S-11 (File No. 333-275604).

*	These fees are calculated based on the securities offered and the number of issuances and, accordingly, cannot be estimated at this time.

Item 15. Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and to the certificate of incorporation, and the bylaws of reAlpha Tech Corp., a Delaware corporation.

As permitted by Section 102 of the DGCL, the certificate of incorporation and bylaws that became effective upon our Nasdaq listing contain provisions that limit or eliminate the personal liability of our officers and directors for a breach of their fiduciary duty as a director and/or officer, as applicable. For example, the fiduciary duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our certificate of incorporation will also authorize us to indemnify our officers, directors, and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the DGCL, our bylaws will provide that:

●	we may indemnify our directors, officers, and employees to the fullest extent permitted by the DGCL, subject to limited exceptions; and

●	the rights provided in our bylaws are not exclusive.

Our certificate of incorporation and our bylaws provide for the indemnification provisions described above and elsewhere herein. We will enter into, and intend to continue to enter into, separate indemnification agreements with our directors and officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

We have purchased and currently intend to maintain insurance on behalf of each and every person who is or was a director or officer of the Company against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 16. Exhibits.

Number	Document

1.1**	At the Market Sales Agreement by and between reAlpha Tech Corp. and A.G.P./Alliance Global Partners, dated December 19, 2024 (previously filed as Exhibit 1.1 of Form 8-K filed with the SEC on December 19, 2024).

2.1**#	Stock Purchase Agreement, dated as of December 3, 2023, among reAlpha Tech Corp., Naamche, Inc., the Sellers and the Sellers’ Representative (previously filed as Exhibit 10.1 of Form 8-K filed with the SEC on December 4, 2023).

2.2**#	Amended and Restated Stock Purchase Agreement, dated as of February 2, 2024, among reAlpha Tech Corp., Naamche, Inc. Pvt. Ltd., the Sellers and the Sellers’ Representative (previously filed as Exhibit 10.1 of Form 8-K filed with the SEC February 8, 2024).

2.3**#	Business Acquisition and Financing Agreement, dated as of July 12, 2024, among reAlpha Tech Corp., AiChat Pte. Ltd., AiChat10X Pte. Ltd. and Kester Poh Kah Yong (previously filed as Exhibit 10.1 of Form 8-K filed with the SEC on July 15, 2024).

2.4**#	Membership Interest Purchase Agreement, dated as of September 8, 2024, among reAlpha Tech Corp., Debt Does Deals, LLC (d/b/a Be My Neighbor), Christopher B. Griffith and Isabel Williams (previously filed as Exhibit 2.1 of Form 8-K filed with the SEC on September 9, 2024).

3.1**	Second Amended and Restated Certificate of Incorporation (previously filed as Exhibit 3.1 of Form S-11 filed with the SEC on August 8, 2023).

3.2**	Second Amended and Restated Bylaws (previously filed as Exhibit 3.2 of Form S-11 filed with the SEC on August 8, 2023).

4.1**	Form of Warrant (previously filed as Exhibit 6.3 of Form 1-U filed with the SEC on December 5, 2022).

4.2**	Form of Common Warrant (previously filed as Exhibit 4.1 of Form 8-K filed with the SEC on November 21, 2023).

4.3**	Warrant Agency Agreement (previously filed as Exhibit 4.2 of Form 8-K filed with the SEC on November 21, 2023).

4.4**	Secured Promissory Note, dated as of August 14, 2024 (previously filed as Exhibit 4.4 of Form 10-Q filed with the SEC on August 14, 2024).

5.1*	Opinion of Mitchell Silberberg & Knupp LLP.

23.1*	Consent of Independent Registered Public Accounting Firm – GBQ Partners, LLC.

23.2*	Consent of Mitchell Silberberg & Knupp LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (filed as part of signature page to the registration statement).

107*	Filing Fee Table.

*	Filed herewith.

**	Previously filed.

#	Certain schedules, exhibits and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish copies of such omitted materials supplementally upon request by the SEC.

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SignatureS

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on a Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, Ohio, on January 10, 2025.

REALPHA TECH CORP.

By:	/s/ Giri Devanur
Giri Devanur
Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Giri Devanur and Rakesh Prasad as the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of the undersigned, this registration statement and any and all amendments thereto, including post-effective amendments and registrations filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated:

Signature	Title	Date

/s/ Giri Devanur	Chief Executive Officer and Chairman of the Board of Directors	January 10, 2025
Giri Devanur	(principal executive officer)

/s/ Rakesh Prasad	Interim Chief Financial Officer	January 10, 2025
Rakesh Prasad	(principal financial and accounting officer)

/s/ Dimitrios Angelis	Director	January 10, 2025
Dimitrios Angelis

/s/ Brian Cole	Director	January 10, 2025
Brian Cole

/s/ Monaz Karkaria	Director	January 10, 2025
Monaz Karkaria

/s/ Balaji Swaminathan	Director	January 10, 2025
Balaji Swaminathan